MARKETING AND SUB-REGISTRATION AGREEMENT

     THIS Marketing and Sub-registration Agreement (hereinafter referred to as the "Agreement") is hereby entered into and made effective this 20th day of April, 1995, by and between the following parties:

I.     PARTIES

DIATECT: Diatect International, Inc., a Kansas corporation, with its principal place of business located at Highway 36 East, Smith Center, Kansas 66967, hereinafter referred to as "Diatect."

ORGANIC SOLUTIONS: Organic Solutions, Inc., a Texas corporation, with its principal place of business located at 8023 Vantage Dr., Suite 600, San Antonio, Texas 78230, hereinafter referred to as "Organic
Solutions."

II.  RECITALS

     1. Diatect is the owner of the following listed insecticides registered with the Environmental Protection Agency of the United States ("EPA"), which insecticides in the aggregate are hereinafter referred to as the "Product,"

          (a)  EPA No. 42850-1
          (b)  EPA No. 42850-2
          (c)  EPA No. 42850-3

     2. Diatect has made arrangements with an affiliate, DSD, Inc., a Kansas corporation, which is a registered manufacturing establishment with the EPA, for the manufacture of the Product upon Diatect's order.

     3. Organic Solutions desires and is fully authorized and able to obtain a sub-registration of the Product from Diatect and to market and sell the Product under sub-labels utilizing Organic Solutions' own brand names.

     4. Dialect desires and is fully authorized and able to grant sub-registrations of its aforementioned Product labels to Organic Solutions so that Organic Solutions can wholesale and retail product exclusively manufactured and packaged by, or at the order of, Diatect for marketing and resale by Organic Solutions under Organic Solutions sub-labels and brand names.

III. NOW, THEREFORE, in consideration of the foregoing recitals and of the terms and conditions hereinafter set forth, the parties hereto agree as follows:

     1. TERM. The term of this Agreement shall be for a period of two years from the date hereof. This Agreement may be renewed by the parties only by written agreement signed by both parties, which agreement of renewal shall contain all changes and amendments agreed upon by the party for such renewal and, further, said renewal agreement shall be executed by the parties at least sixty (60) days prior to the expiration of the term of this Agreement.

     2. SUB-REGISTRATION. Diatect hereby grants Organic Solutions a sub-registration for the following listed labels of its Product for a period coextensive with the term of this Agreement:

          (a)  EPA No. 42850-1
          (b)  EPA No. 42850-2
          (c)  EPA No. 42850-3

Immediately following execution of this Agreement, Diatect will file the appropriate notice of sub-registration with the EPA and provide Organic Solutions with a copy thereof.

     3. SUB-LABELS. Diatect agrees to formulate and cause to be manufactured for sale to Organic Solutions any and all sub-labels which can be produced under the sub-registration granted herewith. All sub-labels and brand names desired by Organic Solutions must be submitted to and approved by Diatect before being utilized by Organic Solutions.
Such approval by Diatect will serve to prevent sub-labeling outside of the parameters of the sub-registration and prevent any conflicts with brand names owned by Diatect or brand names owned by any other sub-registrants of Diatect.

     4.  BEST EFFORTS PRODUCTION.
          (a) This Agreement does not constitute either an "output" contract nor a "requirements" contract. Diatect is obligated under this Agreement to exercise only its best efforts to supply Product to Organic Solutions. Said best efforts of Diatect shall be subject to the exceptions of acts of God and force majeure, including, but not limited to, hurricanes, tornados, floods, war and insurrection.

          (b) Subject to the foregoing provisions regarding best efforts, each order for Product from Organic Solutions shall be filled and shipped F.O.B. plant within thirty (30) days of receipt of such order, subject further to the availability of raw materials and packaging materials. If necessary to fill such orders, Diatect will subcontract for additional production and/or packaging capacity.

     5. QUALITY CONTROL. Each production run of Product is referred to as a "batch." Samples from each batch will be kept and maintained by Diatect for a period of at least three years. Testing to product standard will be performed by Diatect on at least every tenth batch, and copies of all relevant batch tests will be supplied to Organic Solutions in conjunction with orders received from Organic Solutions.

     6.  PRICING.
          (a) Current pricing for Product is as follows:

               EPA No. 42850-1 and EPA No. 42850-3: $1.80 per pound
               EPA No. 42850-2: $1.60 per pound

           (b) The above current pricing will be maintained by Diatect during the term of this Agreement subject only to an increase or decrease in said price in direct proportion to relevant increase or decrease in component material costs. The price of Product does not include packaging costs. The price of Product does include Diatect's costs of product liability insurance. Diatect will give Organic Solutions at least forty-five (45) days written notice of any price increase or decrease in order that Organic Solutions can adjust its wholesale and retail selling prices. Diatect expressly agrees to reduce product price in the event of the occurrence of a decrease in the price of component material(s). Further, the parties agree to undertake good faith efforts to continually review price structures for the benefit of both parties.

          (c) Orders will be placed for truckloads of Product in the approximate amount of forty thousand (40,000) pounds per truckload. Subject to the provisions of Section III 4, above, each order shall be filled, shipped, and invoiced within thirty (30) days of receipt of said order.

          (d) Invoices for orders shall be paid at net within fifteen
(15) days from invoice date.

      7. MINIMUM ORDER REQUIREMENT. Organic Solutions shall order a minimum of twelve (12) truckloads of Product per year during the term of this Agreement. Said truckloads shall be spread out over the term of this Agreement so that there is at least one truckload of Product ordered during every sixty (60) day period.

     8.  PACKAGING.
          (a) Organic Solutions will supply all packaging materials for the Product, except that Diatect will supply the stretch wrap. Such packaging materials to be supplied by Organic Solutions includes, but is not limited to, bottles, pallets, boxes and other materials to meet special packaging requests of Organic Solutions.

          (b) Diatect will cause the Product to be packaged by means of subcontracting with DSD, Inc. for said packaging. Diatect reserves the right to subcontract said packaging of Product, or any part thereof.

          (c) Unless other wise agreed in writing between these parties, the standard containers for packaging and the relevant costs for packaging shall be as follows:

               (i)   Five (5) ounce bottle . . . . . . .$ .27
               (ii)  Ten (10) ounce bottle . . . . . . .$ .27
               (iii) Twenty (20) ounce bottle. . . . . .$ .30
               (iv)  Two (2) Lb. bottle. . . . . . . . .$ .33
               (v)   Five (5) Gal. bucket or pail. . . .$1.00
               (vi)  Thirty (30) pound bag . . . . . . .$1.00

     9.  STORAGE.
          (a) Diatect will receive and store at its expense the aforementioned packaging materials supplied by Organic Solutions in an aggregate amount not to exceed two truckloads of such packaging materials. For example, Diatect's storage capacity under this provision could accommodate twenty thousand 20 oz. bottles, 48 pallets, and several pallets of boxes. Any increase in amount of storage of packaging materials must be negotiated with Diatect in advance.

          (b) Any loss or damage to packaging materials supplied by Organic Solutions while under the possession and control of Diatect will be charged and billed against Diatect and reflected as a deduction on invoices to Organic Solutions for purchase of Product.

     10. REGISTRATION OF SUB-LABELS AND COMPLIANCE WITH LAWS. Organic Solutions shall obtain and maintain at its own cost all necessary registration and/or permits for all sub-labeled Product marketed and sold in the respective jurisdictions (e.g., states, foreign countries, etc.), or to government agencies (e.g., GSA). Copies of all registrations of all sub-labels shall be provided by Organic Solutions to Diatect prior to commencement of any marketing or sales activities in said respective jurisdictions. Organic Solutions warrants that it will comply with all relevant laws and regulations of the respective jurisdictions in which Product is marketed or sold.

     11. ADVERTISING. Organic Solutions shall bear all costs of the development, distribution, and implementation of its advertising and Product literature relating to sub-labeled Product. Diatect will cooperate with Organic Solutions in the development of such advertising and Product literature. All such advertising and Product literature must receive written approval from Diatect prior to its publication, release, distribution or any other use by Organic Solutions. Unless otherwise agreed by these parties in writing, Organic Solutions shall submit galley proofs of all advertising and/or Product literature to Diatect for Diatect's approval prior to any release, publication, distribution or commercial use of same.



     12. INSURANCE. Diatect shall use its best efforts to maintain product liability insurance on all Product and will cause Organic Solutions to be named as a co-insured on the existing product liability insurance policy. The primary insured on the existing product liability insurance is DSD, Inc. Within thirty (30) days following execution of this Agreement, Diatect will cause Organic Solutions to be furnished with a copy of the relevant product liability insurance policy or policies showing designation of Organic Solutions as a named insured under said insurance.


     13. SHARING OF EFFICACY DATA. The parties shall share all efficacy data regarding the Product with each other at no cost to the other party. Such efficacy data will include, without limitation, actual application results from customers, field tests, and results by testing and research organizations.

     14.  PROVISION OF FINANCIAL AND OTHER INFORMATION.
          (a) Organic Solutions shall provide Dialect with financial information regarding Organic Solutions for the purpose of assuring Diatect of Organic Solutions financial capability to fulfill the terms of this Agreement. At a minimum, Organic Solutions shall provide Dialect with copies of quarterly financial statements of Organic Solutions and with copies of any 10-K or 10-Q filings with the United States Securities and Exchange Commission.

          (b) Organic Solutions shall immediately give notice to Diatect of any litigation or regulatory proceeding, or threats thereof, known to Organic Solutions which in any way involves the Product or this Agreement, whether or not Organic Solutions is directly involved in such litigation or regulatory proceeds.

     15.  RELATIONSHIP OF THE PARTIES.
          (a) The relationship of these parties is and shall be that of independent contracting entities. Nothing contained in this Agreement shall constitute or be construed to be or to create a partnership or joint venture between these parties. Neither party has any ownership right, title or interest in the other party. The parties hereto shall be free at all times to exercise their own respective judgment as to the manner and procedures by which they perform their obligations under this Agreement. Nothing herein shall be deemed to prohibit any party from engaging in any other business or occupation or from contracting with any other entity, except as it might conflict with the terms and conditions of this Agreement.

          (b) The parties hereto understand and acknowledge that Diatect is actively selling Product in the marketplace and that such activity may result in direct competition between these parties from time to time. Organic Solutions represents that it is not the intent of Organic Solutions to disturb the market for Diatect. Organic Solutions warrants that it will promote the Product in accordance with the highest ethical standards of business and commerce.

     16. DISPUTE RESOLUTION. Any disputes or claims arising out of or relating to any part or provision of this Agreement or any breach of the provisions of this Agreement, which dispute or claim cannot be resolved by these parties within thirty (30) days of written notice thereof, shall, upon written demand made by either party, be resolved by binding arbitration in accordance with the rules of the American Arbitration Association. Cost and fees of arbitration are hereby agreed to as may be awarded by the arbitrators under and pursuant to any such arbitration proceedings. Such binding arbitration is hereby expressly agreed by and between these parties to be the sole and exclusive remedy for any and all disputes and for claims that may arise between these parties under or in any way relating to this Agreement. The venue of any and all arbitration proceedings shall be Topeka, Kansas, USA, unless otherwise agreed by these parties in writing. The law of the State of Kansas shall apply as the law of the jurisdiction for the purposes of the arbitration proceedings and for the purpose of construing and interpreting this Agreement. Any award entered by the arbitrators may be registered and entered as a binding judgment in any court of competent jurisdiction in the United States. Any award rendered by the arbitrators and any judgment upon an award entered by any court of competent jurisdiction shall include all costs of arbitration, all court costs, attorney fees, and other costs and expenses deemed payable by the arbitrators.

     17. COSTS AND EXPENSES. Each party shall bear its own respective costs and expenses relating to the formation and to the performance of this Agreement.

     18. NOTICE. Except as otherwise provided for herein, all documentary transmissions and transactional notices required by this Agreement as well as any other notice to any party hereto shall be given by certified or registered mail (or equivalent), to the respective parties as required under this agreement or otherwise, to the following addresses indicated below or to any change of address given by a party to the others pursuant to written notice.

     DIATECT:            Diatect International, Inc.
                         Highway 36 East
                         Smith Center, Kansas 66967

     ORGANIC             Organic Solutions, Inc.
     SOLUTIONS:          8023 Vantage Dr., Suite 600
                         San Antonio, Texas 78230


     19.  GENERAL PROVISIONS:
          (a) Entire Agreement: This Agreement constitutes and is the entire agreement of the parties and supersedes all other prior understanding and/or agreements between the parties regarding the matters herein contained, whether verbal or written.

          (b) Amendment: This Agreement may be amended only in writing signed by both parties.

          (c) Assignment: No party to this Agreement shall be entitled to assign its interest herein without the prior written approval of the other party.

          (d) Execution of Other Documents: Each of the parties agrees to execute any other documents reasonably required to fully perform the intentions of this Agreement.

          (e) Binding Effect: This Agreement shall inure to and be binding upon the parties hereto, their agents, employees, heirs, personal representatives, successors and assigns.

          (f) No Waiver of Future Breach: The failure of one party to insist upon strict performance or observance of this Agreement shall not be a waiver of any future breach or of any terms or conditions of this Agreement.

          (g) Execution of Multiple Originals: Four (4) original counterparts of this Agreement shall be executed by these parties.

          (h) Governing Law: This Agreement shall be governed and interpreted by the laws of the State of Kansas.
          (i) Severability: In the event any provision or section of this Agreement conflicts with the applicable law, such conflicts shall not affect the provisions of the Agreement which can be given effect without the conflicting provision.

     WHEREFORE, this Agreement is hereby executed and made effect this 20th day of April, 1995.

DIATECT INTERNATIONAL, INC.

By: /signed/
    A.E. Smith, President


ORGANIC SOLUTIONS, INC.

By: /signed/
    John C. Brannon